Exhibit 99.1




                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700


Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253

                              For immediate release

C&D Technologies Reports Financial Results for Fourth Quarter Fiscal 2005

BLUE BELL, PA, May 3, 2005 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for its fourth quarter and fiscal year ended January 31, 2005. The company's net loss for the quarter was $57.4 million, or $2.26 per share, compared to a profit of $4.3 million, or 17 cents per diluted share in the prior year's fourth quarter. The net loss for the quarter, excluding the non-cash charge of $74.7 million for goodwill and identifiable intangible assets, was $2.1 million or 8 cents per share. Sales for the fourth quarter were $122.6 million, compared to $81.2 million in the fourth quarter of fiscal 2004.

For the fiscal year ended January 31, 2005, the company lost $59.5 million, or $2.35 per share, compared to net income of $14.9 million, or 58 cents per share in fiscal year 2004.

Sales for the year were $414.7 million versus $324.8 million for the fiscal year ended January 31, 2004.

The acquisitions of Celab, Datel and CPS, completed during 2004, added $35.1 million in sales to the fourth quarter and $66.8 million to the twelve-month sales results.

Fiscal year 2005 financial results were negatively impacted by several items, including:

     o A pre-tax, non-cash charge of $74.7 million for the impairment of goodwill and identifiable intangible assets in connection with the Power Electronics Division. This charge reduced earnings per share by $2.18 on an after-tax basis.

     o A pre-tax, non-cash impairment charge of $9.6 million, and associated anticipated environmental decontamination charges of $3.9 million at the company's Leola, Pennsylvania and Huguenot, New York manufacturing facilities, recorded during the third quarter. These charges arose as a result of the transition of manufacturing for certain product lines from these facilities to the company's Reynosa, Mexico facility.

     o    Pre-tax  costs  of  $1.4  million  for  rigging,   transportation  and
          severance   costs  related  to  the   above-mentioned   transition  of
          manufacturing to Reynosa, Mexico.

In addition, the company's operating results were negatively affected by higher raw material prices. The company estimates the cost of lead, which is the primary raw material for the battery businesses, increased over $25 million from the prior year. The Motive and Standby Power business segments, affected by these lead cost increases, represented approximately 73% of consolidated sales in fiscal 2005.

As of January 31, 2005, the company breached the leverage ratio covenant under its $200 million Credit Agreement. The company then obtained a waiver and renegotiated the agreement to more accurately reflect its leverage. C&D was required to pledge certain assets as security for the modified arrangement.

George MacKenzie, interim president and chief executive officer of the company, said, "Fiscal 2005 was a disappointment for C&D Technologies and its stockholders. However, even in a down year, the company produced operating cash flows of over $30 million. Going forward, we are taking aggressive actions to improve performance. We believe C&D is strategically well positioned, with great products, an expanded international footprint, top-notch customers and dedicated, hard-working employees. We must improve execution and delivery and expedite projects begun in fiscal 2005, including the consolidation of manufacturing into lower-cost facilities and the integration of acquisitions. The entire team is focused on these objectives, and we are committed to delivering better results."

C&D Technologies' fourth quarter operating results by reporting segment were as follows:

Standby Power - Sales increased 5.9% in the quarter, to $61.2 million from $57.8 million in the prior year's fourth quarter, driven primarily by sales to the UPS market, but were additionally positively affected by start-up sales of the division's new telecommunications product, msEndur(TM). The division's operating profit was $3.4 million, compared to a profit of $6.7 million in the comparable year-ago quarter. The Standby Power Division continued to encounter high raw material costs (principally lead) as well as Reynosa plant transition expenses. These two factors negatively affected operating income by approximately $4.0 million during the fourth quarter.

Power Electronics - Sales increased 333.6% during the quarter to $45.8 million, from $10.6 million in the prior year's fourth quarter. The revenue increase reflected $35.1 million from acquisitions closed during the year, as well as improved demand for DC to DC products. Operating loss in the fourth quarter was $76.1 million, compared to an operating profit of $1.7 million in the fourth quarter of fiscal 2004, primarily resulting from the recording of goodwill impairment as previously mentioned.

Motive Power - Sales increased 21.4% in the fourth quarter to $15.6 million, from $12.9 million in the prior year's fourth quarter. The division's operating loss was $2.5 million, compared to an operating loss of $523,000 in the prior year's fourth quarter. Motive Power's operating loss was also negatively impacted by increased raw material costs, as referred to above, and plant transition expenses, which factors combined to increase the division's current quarter operating loss by approximately $1.3 million.

The Board of Directors is currently engaged in an executive search for a permanent president and chief executive officer, with its search committee considering both internal and external candidates. Additionally, with the departure of the Vice President, General Manager of the Motive Power Division, that business unit now reports to Charles R. Giesige, Vice President, General Manager of the Standby Power Division.

C&D Technologies will hold a conference call on Monday, May 9, 2005 at 9 A.M. Eastern Standard Time to discuss these results. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 PM and will remain available until midnight on May 23, 2005. Please call 800-642-1687 (706-645-9291 for international callers) and enter PIN number 6089121 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until May 23, 2005.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2005, or any quarterly report filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                               C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                                    SELECTED FINANCIAL INFORMATION
                              (In thousands, except for per share data)
                                             (Unaudited)

                                               Three months ended                Year ended
                                                   January 31,                   January 31,

Summary of operations                          2005          2004            2005           2004
                                               ----          ----            ----           ----
Net sales                                    $122,574       $81,222        $414,738       $324,824

Gross profit                                   21,688        20,953          66,658         76,679

Selling, general and
   administrative expenses                     14,935        10,668          47,480         40,459

Research and development
   expenses                                     7,786         2,438          19,105          9,542

Goodwill impairment                            74,233          -             74,233           -

Operating (loss) income                       (75,266)        7,847         (74,160)        26,678

(Loss) Income before income taxes
   and minority interest                      (77,644)        6,887         (80,787)        23,769

(Loss) income before minority
   interest                                   (57,242)        4,338         (59,498)        14,974

Net (loss) income                             (57,350)        4,286         (59,493)        14,891

Basic (loss) earnings per share                 (2.26)         0.17           (2.35)          0.58

Diluted (loss) earnings per share               (2.26)         0.17           (2.35)          0.58


Weighted average shares
outstanding
         Basic                                 25,346        25,450          25,349         25,537
         Diluted                               25,346        25,758          25,349         25,732


Other financial data

Operating cash flow                          $    351       $ 8,138        $ 30,191       $ 40,958
Depreciation and amortization
   and impairment of intangibles                7,609         5,501          25,339         22,534

                                 C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                                 SELECTED FINANCIAL INFORMATION (CONT.)
                                         (Dollars in thousands)
                                               (Unaudited)

       Selected Balance                         January 31,                January 31,
       ----------------
       Sheet data                                  2005                       2004
       ----------                                  ----                       ----
       Total cash                                $ 26,855                   $ 12,306

       Total assets                               481,408                    385,950

       Total debt                                 136,878                     19,620

       Total equity                               209,328                    269,533